PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 17, 2014	Registration No. 333-191003

PROSPECTUS

25,994,922 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated April 17, 2014 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 25,994,922 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 14, 2014.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated April 17, 2014. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated April 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 5 is Dated August 14, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________to ________

COMMISSION FILE NUMBER 000-50033

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	91-2147049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, Nevada	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

[X] Yes                 [  ] No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

[X] Yes                  [  ] No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

[   ] Yes                 [X] No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:
As of August 12, 2014, the Registrant had 147,889,542 shares of common stock outstanding.

PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three and six months ended June 30, 2014 are not necessarily indicative of the results that can be expected for the year ending December 31, 2014.

As used in this Quarterly Report, the terms “we,” “us,” “our,” “Ireland,” and the “Company” mean Ireland Inc. and its subsidiaries, unless otherwise indicated. All dollar amounts in this Quarterly Report are expressed in U.S. dollars, unless otherwise indicated.

IRELAND INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2014	December 31, 2013

ASSETS

Current assets
Cash	$1,198,765	$708,371
Other receivables	6,380	8,380
Other receivables - related party	5,638	-
Prepaid expenses	130,126	351,876

Total current assets	1,340,909	1,068,627

Property and equipment, net	1,758,863	2,210,909
Mineral properties	32,128,133	32,128,133
Restricted investments held for reclamation bonds	1,170,448	1,175,725
Reclamation bonds	39,719	39,719
Deposits	12,462	12,462

Total non-current assets	35,109,625	35,566,948

Total assets	$36,450,534	$36,635,575

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$40,600	$111,260
Accounts payable - related party	39,656	38,160
Accrued payroll and related taxes	72,042	57,719
Due to related party	23,290	23,290
Derivative liability	703,185	-

Total current liabilities	878,773	230,429

Long-term liabilities
Asset retirement obligation	672,338	672,338

Total long-term liabilities	672,338	672,338

Total liabilities	1,551,111	902,767

Commitments and contingencies - Note 8

Stockholders' equity
Common stock, $0.001 par value; 400,000,000 shares authorized, 147,809,542 and 146,559,542 shares, respectively, issued and outstanding	147,808	146,558
Additional paid-in capital	65,211,764	64,156,279
Accumulated other comprehensive income	9,246	12,771
Accumulated deficit	(30,469,395)	(28,582,800)

Total stockholders' equity	34,899,423	35,732,808

Total liabilities and stockholders' equity	$36,450,534	$36,635,575

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Revenue	$-	$-	$-	$-

Operating expenses
Mineral exploration and evaluation expenses	641,399	652,333	1,443,197	1,383,151
Mineral exploration and evaluation expenses - related party	120,843	110,656	239,279	222,762
General and administrative	431,468	667,304	957,777	1,250,170
General and administrative - related party	-	19,125	-	38,250
Depreciation	235,533	234,375	470,257	467,028
Gain on asset disposal	-	-	(1,000)	-
Mineral and property holding costs	24,000	24,000	48,000	48,000

Total operating expenses	1,453,243	1,707,793	3,157,510	3,409,361

Loss from operations	(1,453,243)	(1,707,793)	(3,157,510)	(3,409,361)

Other income (expense)
Interest income	5,340	7,366	9,868	15,520
Rental income - related party	8,457	-	16,914	-
Gain on derivative liability	927,699	-	1,248,238	-
Interest expense	(739)	(743)	(2,207)	(2,182)

Total other income (expense)	940,757	6,623	1,272,813	13,338

Loss before income taxes	(512,486)	(1,701,170)	(1,884,697)	(3,396,023)

Income tax (expense) benefit	(1,129)	20,990	(1,898)	614,148

Net loss	$(513,615)	$(1,680,180)	$(1,886,595)	$(2,781,875)

Loss per common share - basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares outstanding - basic and diluted	146,778,292	146,059,542	147,110,647	146,059,542

Consolidated Statements of Comprehensive Loss

Net loss	$(513,615)	$(1,680,180)	$(1,886,595)	$(2,781,875)

Other comprehensive loss
Unrealized loss on investments, net of deferred tax	(2,097)	(3,301)	(3,525)	(4,729)

Total comprehensive loss	$(515,712)	$(1,683,481)	$(1,890,120)	$(2,786,604)

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)

				Accumulated
				Other		Total
	Common Stock		Additional	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Deficit	Equity

Balance, December 31, 2012	146,059,542	$146,058	$63,269,641	$20,356	$(22,658,478)	$40,777,577

Stock-based compensation	-	-	377,895	-	-	377,895

Warrant modification	-	-	83,925	-	-	83,925

Unrealized loss on investments, net of $2,547 deferred tax	-	-	-	(4,729)	-	(4,729)

Net loss, June 30, 2013	-	-	-	-	(2,781,875)	(2,781,875)

Balance, June 30, 2013	146,059,542	$146,058	$63,731,461	$15,627	$(25,440,353)	$38,452,793

Balance, December 31, 2013	146,559,542	$146,558	$64,156,279	$12,771	$(28,582,800)	$35,732,808

Stock-based compensation	-	-	188,768	-	-	188,768

Issuance of warrants for cash, net	-	-	2,819,390	-	-	2,819,390

Derivative liability	-	-	(1,951,423)	-	-	(1,951,423)

Exercise of special warrants	1,250,000	1,250	(1,250)	-	-	-

Unrealized loss on investments, net of $1,898 deferred tax	-	-	-	(3,525)	-	(3,525)

Net loss, June 30, 2014	-	-	-	-	(1,886,595)	(1,886,595)

Balance, June 30, 2014	147,809,542	$147,808	$65,211,764	$9,246	$(30,469,395)	$34,899,423

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended
	June 30, 2014	June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,886,595)	$(2,781,875)
Adjustments to reconcile loss from operations to net cash used in operating activities:
Depreciation	470,257	467,028
Gain on asset disposal	(1,000)	-
Stock-based compensation	188,768	377,895
Stock-based expenses	-	83,925
Change in derivative liability	(1,248,238)	-
Deferred income taxes	1,898	(614,148)

Changes in operating assets and liabilities:
Other receivables	(3,638)	4,143
Prepaid expenses and deposits	221,750	195,705
Reclamation bonds and other deposits	-	281
Accounts payable and accrued liabilities	(54,841)	(65,851)

Net cash used in operating activities	(2,311,639)	(2,332,897)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(18,211)	(103,319)
Proceeds from asset disposal	1,000	-
Purchase of restricted investments held for reclamation bonds	(146)	(536)

Net cash used in investing activities	(17,357)	(103,855)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from equity financings	2,840,000	-
Financing issuance costs	(20,610)	-

Net cash provided by financing activities	2,819,390	-

NET CHANGE IN CASH	490,394	(2,436,752)

CASH AT BEGINNING OF PERIOD	708,371	5,636,638

CASH AT END OF PERIOD	$1,198,765	$3,199,886

SUPPLEMENTAL INFORMATION

Interest paid	$2,207	$2,182

Income taxes paid	$-	$-

Non-cash investing and financing activities:

Investor warrants issued with non-customary anti-dilution provisions	$1,951,423	$-

See Accompanying Notes to these Consolidated Financial Statements

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - Ireland Inc. (the “Company”) is primarily focused on the acquisition and exploration of mining properties and has been in the exploration stage since its formation. The Company has not yet realized any revenues from its planned operations. Upon identification of commercially minable reserves, the Company expects to actively prepare the site for its extraction and enter the development stage.

History - The Company was incorporated on February 20, 2001 under the laws of the State of Nevada under the name Merritt Ventures Corp. On December 19, 2005, the Company changed its name to Ireland Inc.

Basis of presentation - The financial statements present the consolidated balance sheets, statements of operations and comprehensive loss, stockholders’ equity, and cash flows of the Company. These consolidated financial statements have been prepared without audit in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments and disclosures necessary for the fair presentation of these interim statements have been included. All such adjustments are, in the opinion of management, of a normal recurring nature. The results reported in these interim consolidated financial statements are not necessarily indicative of the results that may be reported for the entire year. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014.

Going concern - The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

Since its formation, the Company has incurred comprehensive cumulative net losses of $30,460,149 as of June 30, 2014. This amount is comprised of net loss from operations of $30,469,395 and other comprehensive income of $9,246. The Company has not commenced its commercial mining and mineral processing operations; rather, it is still in the exploration stage, raising substantial doubt about the Company’s ability to continue as a going concern. The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Columbus Minerals Inc. (“CMI”) (including its wholly- owned single-member LLC subsidiary Columbus Salt Marsh LLC (“CSM”)) and Rand Metals LLC (“Rand”). Intercompany accounts and transactions have been eliminated.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Use of estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include the valuation of stock-based compensation and the derivative liability, impairment analysis of long-lived assets, asset retirement obligations and the realizability of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments - Fair value accounting establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company’s financial instruments consist of restricted investments in U.S. Treasury Notes, certificates of deposit and a derivative liability. The investments are classified within Level 1 of the fair value hierarchy as their fair value is determined using quoted prices in active markets.

The Company calculates the fair value of its derivative liability using the Binomial Lattice model, a level 3 input. The change in fair value of the derivative liability is classified in other income (expense) in the consolidated statement of operations. The Company generally does not use derivative financial instruments to hedge exposures to cash flow, market or foreign currency risks.

There have been no changes in valuation techniques for these instruments or transfers between levels during the six month periods ended June 30, 2014 or 2013.

Restricted investments held for reclamation bonds - Restricted investments serve as collateral for reclamation bonding. The investments are classified as available for sale and are recorded at fair value based on quoted market prices with the unrealized gains and losses reflected in accumulated other comprehensive income or loss until realized. Realized gains and losses are determined on a specific identification method and are recognized in the consolidated statement of operations.

The Company evaluates unrealized losses, if any, in its investment securities for other-than temporary impairment using both qualitative and quantitative criteria. In the event that an investment is determined to be other-than-temporarily impaired, the Company recognizes the loss in the consolidated statement of operations.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Mineral properties - Costs of acquiring mineral properties are capitalized upon acquisition. Exploration costs and costs to maintain mineral properties are expensed as incurred while the project is in the exploration stage. Development costs and costs to maintain mineral properties are capitalized as incurred while the property is in the development stage. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production basis over the proven and probable reserves.

Mineral exploration and development costs - Exploration expenditures incurred prior to entering the development stage are expensed and included in mineral exploration and evaluation expenses.

Property and equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Impairment of long-lived assets - The Company reviews and evaluates its long-lived assets for impairment at each balance sheet date due to its planned exploration stage losses and documents such impairment testing. Mineral properties in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the property, exploration reports, drill results, technical reports and continued plans to fund exploration programs on the property. To date, no such impairments have been identified.

The tests for long-lived assets in the exploration, development or producing stage that have a value beyond proven and probable reserves will be monitored for impairment based on factors such as current market value of the mineral property and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset, including evaluating its reserves beyond proven and probable amounts.

The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable either by impairment or by abandonment of the property. The impairment loss is calculated as the amount by which the carrying amount of the assets exceeds its fair value. While the Company incurred losses from operations, these losses have not been in excess of planned expenditures on the specific mineral properties in order to ultimately realize their value.

Asset Retirement Obligation – Future obligations to retire an asset, including site closure, are recorded as a liability at fair value in the period incurred. The fair value determination is based on estimated future cash flows, the current credit-adjusted risk-free interest rate and an estimated inflation factor. The value of the liability is evaluated at least annually or as new information becomes available. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability will be reduced.

Future reclamation expenditures are difficult to estimate in many circumstances due to the early stage nature of the exploration project, the uncertainties associated with defining the nature and extent of environmental disturbance, the application of laws and regulations by regulatory authorities and changes in reclamation technology. Changes in estimates are reflected in the consolidated statement of operations in the period an estimate is revised.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Per share amounts - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities, such as stock options and warrants. Potentially dilutive shares are excluded from the calculation when their inclusion would be anti-dilutive, such as periods when a net loss is reported or when the exercise price of the instrument exceeds its fair market value. At June 30, 2014 and 2013, 74,979,024 and 59,379,025 stock options and warrants were outstanding, respectively, but were not considered in the computation of diluted earnings per share as their inclusion would be anti- dilutive.

Stock-based compensation - Stock-based compensation awards are recognized in the financial statements based on the grant date fair value of the award which is estimated using the Binomial Lattice option pricing model. The Company believes that this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for the actual exercise behavior of option holders. The compensation cost is recognized over the requisite service period which is generally equal to the vesting period. Upon exercise, shares issued will be newly issued shares from authorized common stock.

The fair value of performance-based stock option grants is determined on their grant date through use of the Binomial Lattice option pricing model. The total value of the award is recognized over the requisite service period only if management has determined that achievement of the performance condition is probable. The requisite service period is based on management’s estimate of when the performance condition will be met. Changes in the requisite service period or the estimated probability of achievement can materially affect the amount of stock-based compensation recognized in the financial statements.

The fair value of market-based stock option grants is determined on their grant date through use of an option pricing model which uses a combination of Monte Carlo simulation and a Trinomial Lattice function. The requisite service period for market-based awards is derived from the model. Achievement of the market condition earlier than estimated can materially affect the amount of stock- based compensation recognized in the financial statements.

Income taxes - The Company follows the liability method of accounting for income taxes. This method recognizes certain temporary differences between the financial reporting basis of liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset as measured by the statutory tax rates in effect. The effect of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

For acquired properties that do not constitute a business, a deferred income tax liability is recorded on GAAP basis over income tax basis using statutory federal and state rates. The resulting estimated future income tax liability associated with the temporary difference between the acquisition consideration and the tax basis is reflected as an increase in the total purchase price which is then applied to the underlying acquired assets in the absence of there being a goodwill component associated with the acquisition transactions.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Recent accounting standards - From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. The Company has evaluated all the recent accounting pronouncements and unless otherwise discussed, believes they will not have a material effect on the financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915) Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU does the following among other things: a) eliminates the requirement to present inception-to-date information on the statements of income, cash flows, and shareholders’ equity, b) eliminates the need to label the financial statements as those of a development stage entity, c) eliminates the need to disclose a description of the development stage activities in which the entity is engaged, and d) amends FASB ASC 275, Risks and Uncertainties, to clarify that information on risks and uncertainties for entities that have not commenced planned principal operations is required. The amendments in ASU No. 2014-10 are effective for public companies for annual and interim reporting periods beginning after December 15, 2014. Early adoption is permitted. The Company has elected early adoption of the new standard applied retrospectively. Adoption of the new guidance had no impact on the consolidated financial position, results of operations or cash flows.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2014			December 31, 2013
		Accumulated	Net book		Accumulated	Net book
	Cost	depreciation	value	Cost	depreciation	value

Furniture and fixtures	$61,405	$(22,366)	$39,039	$61,405	$(15,807)	$45,598
Computers and equipment	52,275	(21,069)	31,206	52,275	(15,977)	36,298
Land	30,000	-	30,000	30,000	-	30,000
Site improvements	2,925,731	(2,279,814)	645,917	2,925,731	(2,006,347)	919,384
Site equipment	1,857,608	(1,136,575)	721,033	1,839,397	(976,435)	862,962
Vehicles	23,595	(23,595)	-	23,595	(23,595)	-
Building	500,000	(208,332)	291,668	500,000	(183,333)	316,667

	$5,450,614	$(3,691,751)	$1,758,863	$5,432,403	$(3,221,494)	$2,210,909

Depreciation expense was $235,533 and $234,375 for quarters ended June 30, 2014 and 2013, respectively and $470,257 and $467,028 for the six month periods ended June 30, 2014 and 2013 respectively.

3.	MINERAL PROPERTIES

Columbus Project - On February 20, 2008, the Company, through its wholly-owned subsidiary CMI, acquired a 100% interest in the Columbus Project, including an option for additional mining claims, by way of merger with the owner of the Columbus Project, Columbus Brine Inc. (“CBI”). Prior to the merger, the Company held a 15% interest in the Columbus Project by satisfying its option agreement requirements. The Company believes that the acquisition of the Columbus Project was beneficial because it provides for 100% ownership of the properties and fosters greater opportunity to finance and further develop the project. This merger was treated as a statutory merger for tax purposes whereby CMI was the surviving merger entity.

Under the terms of the Merger Agreement, the Company issued an aggregate of 10,440,087 shares of its common stock and 5,220,059 share purchase warrants to the former shareholders of CBI. All of the purchase warrants expired on February 20, 2013.

The Company determined that the acquisition of the Columbus Project did not constitute an acquisition of a business and therefore the Company recorded the acquisition as a purchase of assets.

The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The purchase price allocated to the real properties was based on fair market values determined using an independent real estate appraisal firm (Arden Salvage Company), and the fair value of the remaining assets acquired and liabilities assumed were based on management’s best estimates taking into account all available information at the time. The fair value of warrants was calculated using the Binomial Lattice pricing model.

Pursuant to the original option assignment agreement, as amended August 8, 2007, the Company granted and continues to have a 5% net smelter return royalty to NMC, one of the principal stockholders of the Company.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	MINERAL PROPERTIES (continued)

The following table reflects the recorded purchase consideration for the Columbus Project:

Purchase price:
Common stock issued	$20,000,000
Fair value of warrants issued	1,359,351
Acquisition costs	600,000

Total purchase price	21,959,351

Net deferred income tax liability assumed	10,261,194

Total	$32,220,545

The following table reflects the components of the Columbus Project:

Allocation of acquisition cost:
Mineral properties (including deferred tax liability assumed of $10,261,194)	$31,948,053
Property, plant and equipment	202,430
Deposits	44,720
Cash	6,570
Prepaid expenses	24,925
Accounts payable	(6,153)

Total	$32,220,545

Red Mountain Project – On July 20, 2011, the Company entered into an Amended and Restated Option Agreement (the “Amendment”) on the Red Mountain Project. The Amendment acknowledged that the Company had earned an undivided 30.6% interest in the original Red Mountain Claims and amended the terms of the original Letter Agreement as follows:

a)

To maintain the buyout option, the Company is required to pay $8,000 per month effective July 1, 2011 until December 31, 2016 and spend an aggregate of $600,000 in additional qualifying expenditures by December 31, 2016. For each $2,000 in qualifying expenditures, the Company will earn a 0.1% interest in in the Red Mountain Claims, up to a maximum of an additional 29.4% interest.

b)

The Company may at any time during the life of the Red Mountain Project earn a 100% interest by paying $200,000 and by issuing shares with an aggregate value of $3,800,000. The share price will be equal to the volume weighted average trading price during the 20 trading days immediately prior to the date of the notice of exercise.

Pursuant to the option assignment agreement the Company granted a 5% net smelter return royalty to NMC.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	MINERAL PROPERTIES (continued)

DDB Claims - The Company, through its subsidiary CMI, had a lease agreement for mining claims with the DDB Syndicate. Douglas D.G. Birnie, the Company’s CEO, is the indirect owner of a 1/8 interest in the DDB Syndicate, as is Lawrence E. Chizmar, a former member of our Board of Directors and a former director of CBI. The remaining members of the DDB Syndicate are made up of former officers and directors, and relatives of former officers and directors, of CBI, and affiliates of NMC. The DDB Claims were located in 2007, prior to Mr. Birnie’s, NMC’s, or Mr. Chizmar’s involvement with the Company.

The mining lease agreement provided the Company with an option to purchase the DDB Claims. On November 20, 2012, the Company exercised its option to purchase the DDB Claims. The total purchase price of $180,080 is included in mineral properties.

Reclamation bonds - The Company maintains required reclamation bonding with the Bureau of Land Management (“BLM”). Reclamation bonding consists of cash bonding held with the BLM and restricted investments held by the Company. Restricted investments consist of U.S. Treasury Notes and certificates of deposit. At June 30, 2014 and December 31, 2013, obligations under cash bonding amounted to $39,719 and $39,719, respectively. At June 30, 2014 and December 31, 2013, restricted investments amounted to $1,170,448 and $1,175,725, respectively, and exceeded bonding requirements by $20,448 and $25,725, respectively. The Company anticipates using the excess amount for future collateral requirements.

The following is a summary of restricted investments held for reclamation bonds:

				Aggregate
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

June 30, 2014
US Treasury Notes	$879,553	$14,225	$-	$893,778
Certificates of deposit	276,670	-	-	276,670

Total available-for-sale securities	$1,156,223	$14,225	$-	$1,170,448

December 31, 2013
US Treasury Notes	$879,553	$19,648	$-	$899,201
Certificates of deposit	276,524	-	-	276,524

Total available-for-sale securities	$1,156,077	$19,648	$-	$1,175,725

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	MINERAL PROPERTIES (continued)

Unrealized gains and losses on available-for-sale securities are included as a component of other comprehensive income. Unrealized losses were $3,226 and $5,079 for the quarters ended June 30, 2014 and 2013, respectively and $5,423 and $7,276 for the six month periods ended June 30, 2014 and 2013, respectively.

The US Treasury Notes mature in July 2015. The Company has two certificates of deposit maturing in April 2016 and June 2015, respectively. Each certificate is set up for automatic renewal for one year periods until the Company or the financial institution elect not to renew.

Asset Retirement Obligation – The asset retirement obligation relates to the Columbus Project and amounted to $672,338 as of June 30, 2014 and December 31, 2013, respectively. The estimated costs were discounted using a credit adjusted risk-free rate of 4.27% and an inflation rate of 3.91% at June 30, 2014 and December 31, 2013, respectively.

4.	DERIVATIVE WARRANT LIABILITY

As further discussed in Note 5, the Company issued 14,200,000 Special Warrants at a price of $0.20 during the first quarter of 2014. The Special Warrants may be converted, at no additional cost to the holder, on a 1:1 basis into units consisting of one share of common stock and one warrant exercisable for one additional share of common stock at $0.40, expiring March 29, 2019.

The Special Warrants have anti-dilution provisions, including the provision for the holders to participate in subsequent equity financings at no additional cost by converting the Special Warrants into shares or units offered in a subsequent equity financing for a total subscription price equal to the total subscription price paid for the Special Warrants.

The Company determined that the anti-dilution provision shields the Special Warrant holders from the dilutive effects of subsequent equity financings and therefore the economic characteristics and risks of the Special Warrants are not clearly and closely related to the Company’s common stock. Accordingly, the Special Warrants are treated as a derivative liability and are carried at fair value.

The following table sets forth the changes in the fair value of the derivative liability for the quarter ended June 30, 2014:

Beginning balance	$(1,630,884)
Exercise of Special Warrants	143,564
Change in fair value	784,135

Ending balance	$(703,185)

The following table sets forth the changes in the fair value of the derivative liability for the six month period ended June 30, 2014:

Beginning balance	$-
Issuance of Special Warrants	(1,951,423)
Exercise of Special Warrants	143,564
Change in fair value	1,104,674

Ending balance	$(703,185)

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4.	DERIVATIVE WARRANT LIABILITY (continued)

The Company estimates the fair value of the derivative liability by using the Binomial Lattice pricing- model, with the following assumptions used for the six month period ended June 30, 2014:

Dividend yield	-
Expected volatility	110.36% - 126.4%
Risk-free interest rate	0.11% - 0.14%
Expected life (years)	0.20 - 1.0

The expected volatility is based on the historical volatility levels on the Company’s common stock. The risk-free interest rate is based on the implied yield available on US Treasury zero-coupon issues over equivalent lives of the warrants. The expected life is impacted by all of the underlying assumptions and calibration of the Company’s model. Significant increases or decreases in inputs would result in a significantly lower or higher fair value measurement.

5.	STOCKHOLDERS’ EQUITY

During the six month period ended June 30, 2014, stockholders’ equity activity consisted of the following:

Issuance of Common Stock - During the six month period ended June 30, 2014, the Company issued 1,250,000 shares of common stock from the exercise of Special Warrants.

U.S. Special Warrant Offering - On March 24, 2014, the board of directors approved the sale of 25,050,000 Special Warrants.

On March 24, 2014, the Company entered into subscription agreements with certain accredited investors pursuant to which the Company agreed to sell 12,525,000 Special Warrants at a price of $0.20 per Special Warrant for gross proceeds of $2,505,000. On March 28, 2014 the Company entered into subscription agreements with certain accredited investors pursuant to which the Company agreed to sell 1,675,000 Special Warrants at a price of $0.20 per Special Warrant for gross proceeds of $335,000.

The Special Warrants may be converted during their term, at no additional cost to the holder, on a 1:1 basis into units (each a “Unit”) consisting of one share of common stock and one warrant exercisable for one additional share of common stock at $0.40, expiring March 29, 2019. Alternatively, if at any time during the term of the Special Warrants, the Company completes a subsequent sale of shares of its common stock, other securities convertible, exercisable or exchangeable for the Company’s common stock (“Common Stock Equivalents”), or any combination thereof, the holder may, within one month after the completion of that subsequent equity financing, and at no additional cost to the holder, convert the Special Warrants into that number of shares of common stock and Common Stock Equivalents that the holder would have been entitled to had the holder participated in that subsequent equity financing for a total subscription price equal to the total subscription price paid for the Special Warrants. If the holder has not otherwise exercised the conversion rights associated with the Special Warrants prior to expiration, then the Special Warrants will automatically be deemed to be converted into Units on a 1:1 basis immediately prior to the expiration of the Special Warrant term.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

5.	STOCKHOLDERS’ EQUITY (continued)

The Special Warrants extend for a term ending on the earlier of March 31, 2015 or the date that is one month after the Company completes a Qualified Financing. A Qualified Financing is defined as any transaction or number of transactions involving the sale of the Company’s common stock or common stock and other securities convertible into common stock (“Common Stock Equivalents”) for total gross proceeds of $7,000,000 or more.

Total fees related to these financings amounted to $20,610.

Private Placement Offering to NMC - The Company entered into a subscription agreement effective March 25, 2014 with NMC, whereby NMC has agreed to purchase units (each a “Unit”) of the Company for an aggregate subscription price of $300,000 on or before August 15, 2014. The total number of Units to be sold to NMC on closing will be based upon a per Unit purchase price equal to the greater of $0.20 per unit or the average closing price over the ten trading days immediately prior to the closing date. Each Unit will consist of one share of common stock and one warrant exercisable for one additional share of common stock at a price equal to 200% of the per Unit purchase price, expiring March 29, 2019.

Warrant Amendments - On January 15, 2014, April 28, 2014 and on May 5, 2014, the Company’s Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend 22,572,827 private placement warrants granted in connection with the 2007, 2009 and 2010 private placement offerings, and 4,000,000 additional warrants issued to consultants in 2009 and 2010 (collectively, the “Expiring Warrants”). The expiration date of the Expiring Warrants was extended to April 30, 2014, June 30, 2014 and July 31, 2014. In all other respects, the terms and conditions of the Expiring Warrants remain the same. The Company calculated the fair values of the warrant modifications using the Binomial Lattice model with the following assumptions and outputs:

	January	April 28,	May 5,
	15, 2014	2014	2014
Risk-free interest rate	0.04%	0.015%	0.01%
Expected volatility	58.97%	85.93%	81.21%
Expected life (years)	0.30	0.20	0.10
Fair value	$ -	$ -	$ -

Subsequent to June 30, 2014, on July 17, 2014, the Company’s Board of Directors approved further extension of these warrants from July 31, 2014 to December 31, 2014.

Additionally, the Company’s Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend 2,509,099 private placement warrants granted in connection with the 2011 private placement offerings, and 500,000 additional warrants issued to a consultant in 2011 (collectively, the “Expiring Warrants”). The expiration date of the Expiring Warrants was extended from June 30, 2014 to September 30, 2014. In all other respects, the terms and conditions of the Expiring Warrants remain the same. The Company calculated the fair value of the warrant modification using the Binomial Lattice model with the following assumptions and outputs:

Risk-free interest rate	0.03%
Expected volatility	97.58%
Expected life (years)	0.20
Fair value	$ -

Subsequent to June 30, 2014, on July 17, 2014, the Company’s Board of Directors approved further extension of these warrants from July 31, 2014 to December 31, 2014.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

5.	STOCKHOLDERS’ EQUITY (continued)

During the six month period ended June 30, 2013, stockholders’ equity activity consisted of the following:

Warrant Amendment - On May 30, 2013, the Company’s Board of Directors unilaterally determined, without any negotiations with the warrant holders, to amend the private placement warrants in connection with the 2007, 2009 and 2010 private placement offerings, and certain additional warrants issued to consultants in 2009 and 2010 (collectively, the “Expiring Warrants”). The expiration date of the warrants was extended from June 30, 2013 to November 30, 2013. In all other respects, the terms and conditions of the Expiring Warrants remain the same. The Company calculated the fair value of the warrants at $83,925 using the Binomial Lattice model with the following assumptions:

Risk-free interest rate	0.07%
Expected volatility	70.33%

The expected life of the warrants, which is an output of the model, was 0.40 years.

Private Placement and Acquisition Warrants - A summary of warrant activity for the six month period ended June 30, 2014 was as follows:

			Weighted
			Average
			Remaining
			Contractual
	Number of	Exercise	Life
	Shares	Price	(Years)

Outstanding and exercisable, December 31, 2013	43,566,828	$0.75 – 0.95	0.92
Granted	15,450,000	0.20 – 0.40	4.36
Exercised	(1,250,000)	0.40	-

Outstanding and exercisable, June 30, 2014	57,766,828	$0.20 - 0.95	1.71

The exercise price of the Special Warrants has been paid by the investors. Upon conversion of the Special Warrants, the holders will receive one warrant exercisable at $0.40. During the three and six month periods ended June 30, 2014, 1,250,000 of the Special Warrants were exercised. At June 30, 2014, 11,275,000 Special Warrants were outstanding.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6.	STOCK-BASED COMPENSATION

Stock-based compensation includes grants of stock options and purchase warrants to eligible directors, employees and consultants as determined by the Board of Directors.

Stock option plans - On March 27, 2007, the Board of Directors adopted the 2007 Stock Incentive Plan (the “Plan”). Under the terms of the Plan, options to purchase up to 6,000,000 shares of the common stock, subject to an increase each quarter equal to 15% of the increase in the total number of outstanding shares during the previous quarter, may be granted to officers, directors, employees and eligible consultants. As of June 30, 2014, the Company had granted 13,866,916 options under the Plan with a weighted average exercise price of $0.49 per option. As of June 30, 2014, 12,412,197 options were outstanding.

Stock warrants - Upon approval of the Board of Directors, the Company grants stock warrants to consultants for services performed.

Valuation of awards – At June 30, 2014, the Company had options outstanding that vest on three different types of vesting schedules:

1.	Service-based;

2.	Performance-based; and

3.	Market-based.

For service-based and performance-based stock option grants the Company utilizes the Binomial Lattice pricing model to estimate the fair values of options and warrants granted in exchange for services. For market-based stock option grants the Company utilizes a combination of a Monte Carlo simulation and a Trinomial Lattice function to estimate the fair values of options in exchange for services. The Company used the following assumptions to estimate the fair values of the options granted for the six month period ended June 30, 2014:

Dividend yield	-
Expected volatility	74.95 - 109.52%
Risk-free interest rate	0.11 - 1.64%
Expected life (years)	4.25 - 7.89

Inputs used in these models are determined as follows:

1.

The expected life represents the weighted-average period the awards are expected to remain outstanding and is a derived output of the option pricing models. The expected life is impacted by all of the underlying assumptions and calibration of the Company’s models.

2.	The requisite service period for market-based stock option awards is a derived output of the hybrid Monte Carlo-Trinomial Lattice model.

3.	Volatility is based on the average historical volatility levels of a representative peer group.

4.	The risk-free interest rate is based on the implied yield available on U.S. Treasury zero- coupon issues over the equivalent contractual lives of the options.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6.	STOCK-BASED COMPENSATION (continued)

During the six month period ended June 30, 2014, the Company stock based awards as follows:

a)

On January 17, 2014, the Company granted non-qualified stock options to certain executive officers under the Plan for an aggregate of 325,000 shares of common stock at an exercise price of $0.28 per option. The options vest upon completion of defined events and milestones. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

b)

On January 17, 2014, the Company granted non-qualified stock options to certain executive officers under the Plan for an aggregate of 325,000 shares of common stock at an exercise price of $0.28 per option. The options vest upon the Company’s stock price achieving defined targets. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

c)

On January 17, 2014, the Company granted non-qualified stock options to the Company’s independent directors and certain executive officers under the Plan for an aggregate of 1,250,000 shares of common stock at an exercise price of $0.28 per option. The options vest 25% each on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. The options expire on the fifth anniversary of the date that they vest. The options will automatically vest and become exercisable upon the occurrence of a change in control.

During the six month period ended June 30, 2013, the Company stock based awards as follows:

a)

On April 16, 2013, the Company granted non-qualified stock options to an independent director upon his appointment to the Board of Directors. The options were granted under the Plan for 225,000 shares of common stock at an exercise price of $0.41 per option. The options vest 75,000 each on June 30, 2013, September 30, 2013 and December 31, 2013. The options expire on the fifth anniversary of the date that they vest.

b)

On February 15, 2013, the Company granted non-qualified stock options to certain executive officers under the Plan for an aggregate of 325,000 shares of common stock at an exercise price of $0.57 per option. The options vest upon completion of defined events and milestones. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

c)

On February 15, 2013, the Company granted non-qualified stock options to certain executive officers under the Plan for an aggregate of 325,000 shares of common stock at an exercise price of $0.57 per option. The options vest upon the Company’s stock price achieving defined targets. The options expire on the fifth anniversary of the date that they vest, but in no event later than the tenth anniversary of the agreement. Each of the options will automatically vest and become exercisable upon the occurrence of a change in control.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6.	STOCK-BASED COMPENSATION (continued)

d)

On February 15, 2013, the Company granted non-qualified stock options to the Company’s independent director and certain executive officers under the Plan for an aggregate of 950,000 shares of common stock at an exercise price of $0.57 per option. The options vest 25% each on March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013. The options expire on the fifth anniversary of the date that they vest. The options will automatically vest and become exercisable upon the occurrence of a change in control.

The total expense related to the granting, vesting and modification of all stock-based compensation awards was $85,257 and $223,698 for the quarters ended June 30, 2014 and 2013, respectively and $188,768 and $377,895 for the six month periods ended June 30, 2014 and 2013, respectively. Such expenses are included in general and administrative expense and mineral exploration and evaluation expense.

The following table summarizes the Company’s stock-based compensation activity for the six month period ended June 30, 2014:

				Weighted
				Average
		Weighted		Remaining
		Average Grant	Weighted	Contractual	Aggregate
	Number of	Date Fair	Average	Life	Intrinsic
	Shares	Value	Exercise Price	(Years)	Value

Outstanding, December 31, 2013	15,312,197	$0.35	$0.62	3.13
Options/warrants granted	1,900,000	0.12	0.28	6.64
Options/warrants exercised	-	-	-	-
Options/warrants expired	-	-	-	-
Options/warrants cancelled	-	-	-	-

Outstanding, June 30, 2014	17,212,197	$0.33	$0.58	3.21	$312,000

Exercisable, June 30, 2014	12,887,197	$0.34	$0.56	1.97	$312,000

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the quarter ended in excess of the weighted-average exercise price multiplied by the number of options outstanding or exercisable.

The following table summarizes the changes of the Company’s stock-based compensation awards subject to vesting for the six month period ended June 30, 2014:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value

Unvested, December 31, 2013	3,050,000	$0.31
Granted	1,900,000	0.12
Vested	(625,000)	0.10

Unvested, June 30, 2014	4,325,000	$0.26

For the six month period ended June 30, 2014, the total fair value of shares vested was $63,525. As of June 30, 2014, there was $157,664 of total unrecognized compensation cost related to unvested stock-based compensation awards. The weighted average period over which this cost will be recognized was 1.33 years as of June 30, 2014.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.	INCOME TAXES

The Company is a Nevada corporation and is subject to federal income taxes. Nevada does not impose a corporate income tax.

Significant components of the Company’s net deferred income tax assets and liabilities at June 30, 2014 and December 31, 2013 were as follows:

	June 30,	December 31,
	2014	2013
Deferred income tax assets:

Net operating loss carryforward	$11,098,593	$10,176,684
Option compensation	1,901,541	1,835,472
Property, plant & equipment	742,348	634,124
Exploration costs	531,404	531,496
Asset retirement obligation	235,318	235,318

Gross deferred income tax assets	14,509,204	13,413,094
Less: valuation allowance	(3,437,034)	(2,339,026)

Net deferred income tax assets	11,072,170	11,074,068

Deferred income tax liabilities:

Unrealized gain on investments	(4,979)	(6,877)
Acquisition related liabilities	(11,067,191)	(11,067,191)

Net deferred income tax liabilities	$-	$-

A valuation allowance was established for deferred tax assets related to certain option compensation, asset retirement obligations and net operating loss carryforwards due to the uncertainty of realizing these deferred tax assets based on conditions existing at June 30, 2014 and December 31, 2013, respectively.

The realizability of deferred tax assets are reviewed at each balance sheet date. The majority of the Company’s deferred tax liabilities are depletable. Such depletion will begin with the processing of mineralized material once production has commenced. Therefore, the deferred tax liabilities will reverse in similar time periods as the deferred tax assets. The Company assesses both positive and negative evidence to determine whether it is more likely than not that such reversal will occur to realize the deferred tax assets prior to their exploration. The reversal of the deferred tax liabilities is sufficient to support the net deferred tax assets.

The acquisition related liabilities are a result of the estimated future federal income tax liability associated with the temporary difference between the acquisition consideration and the tax basis. The deferred tax liabilities were reflected as an increase to the total purchase price which has been applied to the underlying mineral and Columbus project assets in the absence of there being a goodwill component associated with the acquisition transactions.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7.	INCOME TAXES (continued)

A reconciliation of the tax provision for the quarters ended June 30, 2014 and 2013 at US federal tax rates to the actual tax provision recorded in the financial statements consisted of the following components:

	June 30,	June 30,
	2014	2013

Income tax benefit based on statutory tax rate	$179,370	$595,410

Reconciling items:
Non-deductible items	324,678	(29,384)
Change in valuation allowance	(505,177)	(545,036)

Income tax (expense) benefit	$(1,129)	$20,990

A reconciliation of the tax benefit for the six month periods ended June 30, 2014 and 2013 at US federal tax rates to the actual tax provision recorded in the financial statements consisted of the following components:

	June 30,	June 30,
	2014	2013

Income tax benefit based on statutory tax rate	$659,644	$1,188,607

Reconciling items:
Non-deductible items	436,467	(29,425)
Change in valuation allowance	(1,098,009)	(545,034)

Income tax (expense) benefit	$(1,898)	$614,148

The Company had cumulative net operating losses of approximately $31,710,270 as of June 30, 2014 for federal income tax purposes. Cumulative net operating losses from December 31, 2006 and previous years are effectively nil due to the annual limitation imposed by the Internal Revenue Code of 1986 as a result of the ownership percentage change limitations. The net operating loss carryforwards will expire between 2027 and 2034.

The Company and its subsidiary file income tax returns in the United States. These tax returns are subject to examination by taxation authorities provided the years remain open under the relevant statutes of limitations, which may result in the payment of income taxes and/or a decrease in the net operating losses available for carryforwards. The Company is no longer subject to income tax examinations by US federal tax authorities for years prior to 2011. While the Company believes that its tax filings do not include uncertain tax positions, the results of potential examinations or the effect of changes in tax law cannot be ascertained at this time. The Company currently has no tax years under examination.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8.	COMMITMENTS AND CONTINGENCIES

Lease obligations – The Company rents office space under an operating lease agreement. The lease expires in August 2017 and provides an option to renew the lease for an additional four years. In the normal course of business, it is expected that this lease will be renewed or replaced by a lease of a similar property.

The lease provides for increases in future annual rental payments of 4% per year. Under the lease agreement, the Company is also required to pay monthly operating expenses of approximately $748.

The Company has a sublease agreement with a related party as further discussed in Note 11. The following table represents future base rent payments, sublease income and the net lease commitment for each of the twelve month periods ending June 30,

	Minimum
	Lease	Sublease	Net Lease
	Commitment	Income	Commitment

2015	$49,748	$22,308	$27,440
2016	51,737	3,334	48,403
2017	53,807	-	53,807
2018	4,498	-	4,498

	$159,790	$25,642	$134,148

Rental expense for office space was $14,242 and $17,925 for the quarters ended June 30, 2014 and 2013, respectively and $28,721 and $36,675 for the six month periods ended June 30, 2014 and 2013, respectively. As further discussed in Note 11, for the six month period ended June 30, 2013, rent expense reimbursements were paid to DOSA Consulting, LLC (“DOSA”) which is a consulting firm owned by the Company’s CEO.

Columbus Project – Pursuant to the option assignment agreement dated March 30, 2007, as amended August 8, 2007, the Company granted a 5% net smelter return royalty to NMC, one of the principal stockholders of the Company. The Columbus Project is further discussed in Note 3.

Red Mountain Project – Pursuant to the option assignment agreement the Company granted a 5% net smelter return royalty to NMC, one of the principal stockholders of the Company. The Red Mountain Project is further discussed in Note 3.

Stand-by letter of credit – In June 2011, a financial institution issued a stand-by letter of credit to the BLM for up to $175,000 on behalf of the Company. The stand-by letter of credit was issued to guarantee the Company’s compliance with reclamation bonding requirements. The letter of credit expires on June 24, 2015 and will be automatically renewed for one year periods unless either party elects not to renew. The Company is required to maintain a $175,000 certificate of deposit with the financial institution which is included in “restricted investments held for reclamation bonds” on the balance sheet. The Company is also required to pay an annual fee of 2% of the total value of the letter of credit. As of June 30, 2014, no draws have been made on the letter of credit.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8.	COMMITMENTS AND CONTINGENCIES (continued)

Consultant bonus – In April 2012, the Company entered into an Agreement for Services (the “Agreement”) with a consulting firm. The Company agreed to pay the firm at their standard rates in exchange for services provided. In addition, the Company agreed to pay bonuses to the firm upon completion of milestones as defined in the Agreement. The bonuses consist of cash payments up to $400,000 and issuance of up to 3,000,000 warrants at a price of $0.90 per share and expiring March 31, 2017. The Agreement does not contain any performance commitments; therefore, the fair value of the warrants will be measured and recognized on the dates that the milestones are reached. As of June 30, 2014, no milestones have been reached for which a bonus was due or paid.

Registration Rights Agreement - In connection with the November 30, 2012 private placement, the Company entered into a Registration Rights Agreement (“RRA”) with the purchasers. Pursuant to the RRA, the Company agreed to certain demand registration rights. These rights include the requirement that the Company file certain registration statements within a specified time period and to have these registration statements declared effective within a specified time period. If the registration statement is not effective six months after the closing date, the warrants may be exercised by means of a cashless exercise. If the Company is not able to comply with these registration requirements, the Company will be required to pay cash penalties equal to 1.0% of the subscription proceeds on the date of such failure, and each month thereafter, up to a maximum of 6% of the subscription proceeds. The maximum potential penalty amounts to $346,979. As of June 30, 2014, the Company has incurred cumulative penalties of $5,757.

9.	CONCENTRATIONS

Concentration of credit risk - The Company maintains its cash accounts in financial institutions. Cash accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000 per financial institution. The Company has never experienced a material loss or lack of access to its cash accounts; however, no assurance can be provided that access to the Company’s cash accounts will not be impacted by adverse conditions in the financial markets. At June 30, 2014, the Company had $869,764 in excess of FDIC insured limits.

Concentration of activity - The Company currently utilizes a metallurgical consulting firm to perform significant portions of its exploration work programs. A change in the lead metallurgical consulting firm could cause a delay in the progress of the Company’s exploration programs and would cause the Company to incur significant transition expense and may affect operating results adversely.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10.	OTHER COMPREHENSIVE LOSS

The tax effects of each component of comprehensive loss for the quarters ended June 30, 2014 and 2013 were as follows:

	June 30, 2014	June 30, 2013
Unrealized holding losses	$(3,226)	$(5,079)
Income tax benefit - OCI	1,129	1,778

Total unrealized loss, net of tax	$(2,097)	$(3,301)

The tax effects of each component of comprehensive loss for the six month periods ended June 30, 2014 and 2013 were as follows:

	June 30, 2014	June 30, 2013
Unrealized holding losses	$(5,423)	$(7,276)
Income tax benefit	1,898	2,547

Total unrealized loss, net of tax	$(3,525)	$(4,729)

11.	RELATED PARTY TRANSACTIONS

DOSA - DOSA is a consulting firm owned by the Company’s CEO. Prior to September 2013, DOSA provided the Company with use of its employees and office space. Fees for these services amounted to $4,125 and $8,250 for the three and six month periods ended June 30, 2013. Services provided by NMC are also coordinated for the Company by DOSA. No management fees are billed to the Company for these services. Details of these transactions are provided below. The CEO’s salary and reimbursable expenses are also paid to DOSA.

NMC - Pursuant to option assignment agreements related to both the Columbus and Red Mountain projects, the Company granted a 5% net smelter return royalty to NMC. NMC is the Company’s largest shareholder. NMC and its affiliates own approximately 29% of the Company’s outstanding common stock. The Columbus Project and the Red Mountain Project are further discussed in Note 3.

The Company utilizes the services of NMC to provide technical assistance and financing related activities. These services related primarily to the Columbus Project and the Red Mountain Project. In addition to the above services, NMC provided dedicated use of its laboratory, instrumentation, milling equipment and research facilities. NMC provided invoices for these fees plus expenses.

IRELAND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

11.	RELATED PARTY TRANSACTIONS (continued)

The following table provides details of transactions between the Company and NMC for the three and six month periods ended June 30, 2014 and 2013.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Reimbursement of expenses	$15,843	$5,656	$29,279	$12,762
Consulting services provided	105,000	105,000	210,000	210,000

Mineral and exploration expense – related party	$120,843	$110,656	$239,279	$222,762

Equipment purchases	-	-	-	$25,000

For the three and six month periods ended June 30, 2014 and 2013, all NMC transactions were invoiced by DOSA. $39,656 was due to DOSA for NMC fees or reimbursements at June 30, 2014. At December 31, 2013, the Company owed DOSA $38,160 for NMC fees and reimbursements.

McNeil Consulting Group, LLC (“MCG”) – MCG is a consulting firm owned by an affiliate of NMC. Prior to December 15, 2013, MCG provided the Company with management advisory services. The Company incurred total fees to MCG of $15,000 and $30,000 during the three and six month periods ended June 30, 2013, respectively.

Searchlight Minerals Corp. (“SMC”) – The Company leases corporate office space under a sublease agreement to SMC. NMC is a shareholder in both the Company and SMC. Additionally, the Company’s CFO, Treasurer and director is also a director of SMC and one of the Company’s consultants is an officer and director of SMC. The sublease agreement was effective September 1, 2013, is for a two year period and requires monthly payments of $2,819 for the first year and $1,667 thereafter. Total rent income earned under this sublease agreement was $8,457 and $16,914 for the three and six month periods ended June 30, 2014, respectively. $5,638 was due from SMC as of June 30, 2014. No amounts were due from SMC as of December 31, 2013.

Former officers - Due to related parties includes amounts due to former officers of the Company. At June 30, 2014 and December 31, 2013, the remaining amount of due to related parties was $23,290, respectively.

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this Quarterly Report on Form 10-Q constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements. Such risks and uncertainties include those set forth under the caption "Part II, Item 1A. Risk Factors” and elsewhere in this Quarterly Report on Form 10-Q. We advise you to carefully review the reports and documents we file from time to time with the United States Securities and Exchange Commission (the “SEC”), particularly our periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

OVERVIEW

We were incorporated on February 20, 2001 under the laws of the State of Nevada. We are a minerals exploration company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In February 2008, we acquired our lead project, a prospective gold, silver and calcium carbonate property located in Esmeralda County, Nevada, that we call the “Columbus Project.” The Columbus Project consists of 50,538 acres of placer mineral claims, including a 380 acre Permitted Mine Area (60-acre mill site and mill facility, 266-acre mine site with 54 acres defined as “undisturbed area”). Our current permits allow us to mine up to 792,000 tons per year to 40 feet in depth for the purpose of extracting precious metals and calcium carbonate from the Permitted Mine Area. In addition, we own 80 acres of land in the southeast quadrant of the project. Our current exploration efforts are focused on the North and South Sand Zones of the Columbus Project.

In addition to the Columbus Project, we own the right to acquire a prospective gold, silver and tungsten property located in San Bernardino County, California, that we call the “Red Mountain Project.”

The discussion provided in this Quarterly Report should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2014.

RECENT CORPORATE DEVELOPMENTS

The following significant developments occurred since our fiscal quarter ended March 31, 2014:

Extension of 2007, 2009 and 2010 Private Placement Warrants and Consultant Warrants

On July 17, 2014, our Board of Directors approved a further extension of the expiry date for warrants issued under our 2007, 2009, 2010 and 2011 private placements, and certain additional warrants issued to consultants for services in 2009, 2010 and 2011 (collectively, the “Expiring Warrants”).

The expiry dates for the Expiring Warrants were extended as follows:

	Maximum No. of	Exercise	Previous	Extended
	Shares Issuable on	Price per	Expiry	Expiry
Expiring Warrants	Exercise	Share	Date	Date
2007 Private Placement Warrants	10,160,650	$0.75	July 31, 2014	December 31, 2014
2009 Private Placement Warrants	6,894,677	$0.75	July 31, 2014	December 31, 2014
2010 Private Placement Warrants	5,517,500	$0.75	July 31, 2014	December 31, 2014
2009 Consultant Warrants	200,000	$0.55	July 31, 2014	December 31, 2014
2010 Consultant Warrants	3,800,000	$0.75	July 31, 2014	December 31, 2014
2011 Private Placement Warrants	2,509,099	$0.80	September 30, 2014	December 31, 2014
2011 Consultant Warrants	500,000	$0.75	September 30, 2014	December 31, 2014

Directors and officers of the Company beneficially own Expiring Warrants as follows:

(a)

Douglas D.G. Birnie, Chief Executive Officer, President and Director, beneficially owns 2007 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock and 2009 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock.

(b)	Mark H. Brennan, Director, directly owns 2009 Private Placement Warrants exercisable for a maximum of 70,000 shares of common stock.

(c)

Steven A. Klein, Director, directly owns 2009 Private Placement Warrants exercisable for a maximum of 75,000 shares of common stock and 2010 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock. In addition, as trustee for a trust, Mr. Klein exercises voting and investment power over 2009 Private Placement Warrants exercisable for a maximum of 300,000 shares of common stock, 2010 Private Placement Warrants exercisable for a maximum of 100,000 shares of common stock and 2011 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock. Mr. Klein disclaims any pecuniary interest in the warrants over which he exercises voting and investment power as trustee for the trust.

(d)	David Z. Strickler, Jr., VP Finance and Administration, directly owns 2011 Private Placement Warrants exercisable for a maximum of 4,550 shares of common stock.

Technical Program Updates

During our second fiscal quarter, we:

  Conducted over 1,500 assays and tests to determine the effectiveness of high temperature treatment on the Columbus Project material and to quantify the head grade of the Columbus Project. The results of these tests showed that high temperature treatment has a positive effect on the extraction of precious metals from the Columbus Project materials.

  Completed a size fraction analysis of our sample material. Size fraction analysis involves separating the constituent parts of the sample material by particle size and examining the properties of each size grouping or fraction. The results of our size fraction analysis showed that we have a relatively consistent distribution of gold across all size fractions of the head material.

Testing at the pilot plant is ongoing and we are as confident as ever that we will find the successful combination of processes to result in a commercially viable precious metals extraction process. Testing this past quarter was delayed several weeks due to the breakdown of certain equipment (which has since been repaired). That issue has now been resolved, and we are processing the backlog of tests.

Much of the work completed during the past three months has involved small sized tests (5-200 grams) using a newly introduced high temperature treatment process:

  Some of these tests were extremely successful (resulting in higher than 0.1 opt Au extraction), while other tests failed to return targeted extraction rates. The tests that did not return targeted results were nevertheless beneficial as they narrowed the path towards success.

  Work is ongoing to optimize the protocols and to improve the consistency of these assay results, which are moderated because of the small sample sizes.

  In addition, as the source material for these tests comes from only a few locations at the Columbus Project site, these results cannot be extrapolated to a wider area. Actual results from these high temperature tests, although very encouraging, have not been publicly reported by us because testing procedures did not follow strict chain of custody protocols conducted by third parties (this was necessary to expedite optimization).

  Based on the results from some of our recent testing, we are optimistic about achieving our extraction goal of 0.03 opt Au.

Once batch extraction rates have been completed to our satisfaction, we intend to begin the process of phasing in operation of the pilot plant on a continuous basis, with a target of processing up to 20 tons of head material per day.

After effective operating parameters for the leaching and metals recovery components of the extraction circuit have been fully identified and implemented and the pilot plant is operating continuously, we intend to initiate our Phase Four drilling program, permits for which have already been granted.

PLAN OF OPERATIONS

During the next twelve months, we intend to proceed with our exploration program for the Columbus Project, while the Red Mountain Project is not currently active.

The Columbus Project

The technical program for the Columbus Project has two primary objectives: (a) to identify the mineral resources and (b) to determine the feasibility of mining and extracting precious metals from the project.

(a)

Mineralization: Exploration work to date has identified three different host materials (sand, clay, brine) each of which could potentially contain commercial quantities of gold and silver mineralization within the project area. The sand zones outcrop on the western side of the Columbus basin and dip gently eastward. The clay zones also outcrop and overlay the sand zones. The brine zone occurs as an aquifer at some 400 feet depth underlying the sand/clay zones.

Our recent exploration efforts have focused on the sand material, specifically in an approximate 2,000 acre area of interest on the west side of our project site. Through three drill programs, we have identified the North Sand Zone and the South Sand Zone. The North Sand Zone has been the site of the source material for our recent extraction tests.

To date, 34 holes have been drilled in the 0.67 square mile (429 acres) North Sand Zone, and 3 holes in the 0.48 square mile (307 acres) South Sand Zone. Drilling has been completed to depths ranging from 165 feet to 400 feet in both sand zones. We have yet to drill through the sand zone with any of our drilling to date.

We have been granted the permit for our Phase Four drill program, which will consist of 31 drill holes to a depth of at least 200 feet. The drill program will cover an additional 0.48 square miles adjacent to the southern boundary of the North Sand Zone. The goal of this program is to expand the boundaries and improve the definition of the North Sand Zone. Following completion of the Phase Four drill program, we will re-evaluate the boundaries of the sand zones, the quantity of the tonnage contained therein and the quality of the mineralization estimates within these areas. It is anticipated that additional drill programs will follow. We are currently devoting the majority of our resources to establishing our planned mining and recovery methodology for the Columbus Project. After effective operating parameters for our on-site pilot plant have been fully implemented and the pilot plant is operating continuously, we intend to initiate our Phase Four drill program.

(b)

Mining and Recovery Methodology: We currently have a Water Pollution Control permit for the Columbus Project that allows for the extraction of precious metals and the production of calcium carbonate on the 380-acre site (266- acre mine site, 60-acre mill site, and 54 acres defined as “undisturbed area”) at a mine rate of up to 792,000 tons per year. As previously reported, we are currently focused on the extraction of precious metals from the sand zone areas of the Columbus Project – specifically, the North and South Sand Zones.

We are continuing the process of transferring the gold and silver extraction process that achieved our targeted extraction rates when operated under laboratory conditions at AuRIC’s facility in Salt Lake City to the Columbus Project’s on-site pilot plant. Recoveries from our tests using the on-site extraction process have not yet reached our targeted recovery rate of 0.03 opt AuE on a consistent basis. Current efforts to finalize the mining and recovery methodology are based on a two-pronged approach consisting of:

(i)	replicating on-site the extraction process that achieved targeted extraction rates when operated by AuRIC at its facility in Salt Lake City; and

(ii)	modifying this extraction process to attain our recovery rate objectives.

We are continuing to run tests through the on-site concentration and leaching circuit in an effort to improve extraction rates with the goal of achieving our 0.03 opt AuE targeted extraction rate. We are encouraged by the fact that operational changes made as a result of information gained from these test runs has allowed us to improve recovery rates over previous tests. Although we have not yet achieved our targeted recovery rates on batch sized tests, we are cautiously optimistic that we will continue to improve our extraction rates.

As part of our efforts to evaluate modifications to the extraction process, small analytical tests (5 to 20 grams) using a high temperature pretreatment have been completed. Some of these small tests have resulted in higher gold extraction rates (>0.1 opt Au). However, we do not yet know if these improved results can be consistently replicated because they were derived from small sample sizes. The source material for these tests was taken primarily from only two areas and thus results cannot be extrapolated to the wider Columbus Project Area.

Since April 2014, we have been testing the effects of high temperature treatments on the Columbus Project material. During this testing process, we have completed over 1,500 assays and tests onsite. Results of these tests have shown that high temperature treatment does have a positive effect on precious metals extraction. We have seen some very positive results from adjustments to the operational parameters of components of the extraction process. The focus of the recent work has been on the collection of precious metals from the pregnant leach solution. We believe that the steps before and after this step are operating, as they should.

Once pilot plant batch extraction rates have been established to our satisfaction, we intend to begin phasing in the operations of the pilot plant on a continuous basis, with a target of processing up to 20 tons of head material per day. After the pilot plant is operating continuously, we intend to initiate our Phase Four drilling program. This timeline will be dictated by process results, and the availability of personnel and equipment.

Readers are cautioned that, although we believe that the results of our exploration activities to date are sufficiently positive to proceed with the installation and operation of a pilot production circuit for the Columbus Project, we have not yet established any proven or probable reserves. There is no assurance that we will be able to establish that any commercially extractable ore reserves exist on the Columbus Project or that we will enter into commercial production.

We anticipate spending approximately $2,852,000 on our exploration program and $220,000 on our capital expenditures for the Columbus Project during the twelve months ending June 30, 2015.

The Red Mountain Project

Sampling and Drilling Program: Our exploration program for the Red Mountain Project includes a Drilling and Sampling program. The Red Mountain Project is not currently active. We have set a budget of $139,000 for property payments and maintenance costs for the Red Mountain Project for the twelve months ending June 30, 2015. We have reallocated certain funds originally budgeted towards the Red Mountain Project in order to provide us with maximum flexibility in achieving our technical milestones at our lead project.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

We have identified certain accounting policies, described below, that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are also disclosed in the notes to our consolidated financial statements for the period ended June 30, 2014 included in this Quarterly Report on Form 10-Q.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring estimates and assumptions include the valuation of stock-based compensation and the derivative liability, impairment analysis of long-lived assets, accrued reclamation and remediation costs and realizability of deferred tax assets. Actual results could differ from those estimates.

Mineral Rights - We capitalize acquisition and option costs of mineral property rights. The amount capitalized represents fair value at the time the mineral rights are acquired. We capitalize acquisition and option costs of mineral rights as tangible assets. Upon commencement of commercial production, the mineral rights will be amortized using the unit-of-production method over the life of the mineral rights. If we do not continue with exploration after the completion of a feasibility study, the mineral rights will be expensed at that time.

Mineral Property Acquisition Costs - Costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate the carrying value of capitalized mining costs and related property and equipment costs to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (ASC) 360-10-35-15, Impairment or Disposal of Long-Lived Assets.

Mineral Exploration and Development Costs - Exploration expenditures incurred prior to entering the development stage are expensed and included in “Mineral exploration and evaluation expenses”.

Property and Equipment - Property and equipment is stated at cost less accumulated depreciation. Depreciation is principally provided on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 39 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Impairment of long-lived assets - We review and evaluate our long-lived assets for impairment at each balance sheet date due to our planned exploration stage losses and document such impairment testing. Mineral properties in the exploration stage are monitored for impairment based on factors such as our continued right to explore the property, exploration reports, drill results, technical reports and continued plans to fund exploration programs on the property.

Our policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable either by impairment or by abandonment of the property. The impairment loss is calculated as the amount by which the carrying amount of the assets exceeds its fair value. To date, no such impairments have been identified.

Asset Retirement Obligation - Future obligations to retire an asset, including site closure, are recorded as a liability at fair value in the period incurred. The fair value determination is based on estimated future cash flows, the current credit-adjusted risk-free interest rate and an estimated inflation factor. The value of the liability is evaluated at least annually or as new information becomes available. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability will be reduced.

Future reclamation expenditures are difficult to estimate in many circumstances due to the early stage nature of the exploration project, the uncertainties associated with defining the nature and extent of environmental disturbance, the application of laws and regulations by regulatory authorities and changes in reclamation technology. Changes in estimates are reflected in the consolidated statement of operations in the period an estimate is revised.

LIQUIDITY AND CAPITAL RESOURCES

Our financial position was as follows at June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013

Cash	$1,198,765	$708,371

Current liabilities	$878,773	$230,429
Accrued reclamation costs	$672,338	$672,338
Stockholders' equity	$34,899,423	$35,732,808

During the six months ended June 30, 2014, our liquidity position was affected by the following:

  Continued exploration losses of $1,886,595 for the six months ended June 30, 2014.
  Proceeds from equity financings that total $2,840,000.
  Significant non-cash expenses through this period included depreciation of $470,257 and stock-based compensation of $188,768.
  Significant non-cash income included the gain on the change in fair value of our derivative liability of $1,248,238.
  Purchase of Property and Equipment that totaled $18,211.

Looking Forward

We have budgeted for the following cash expenditures for the twelve months ending June 30, 2015:

Columbus Project
· Property Payments	$200,000
· Drilling Program and Mineralization Estimates	1,003,000
· Pilot Plant / Project Feasibility	1,649,000
Total for Columbus Project	$2,852,000

Red Mountain Project
· Property Acquisition and Maintenance Costs	$139,000
Total for Red Mountain Project	$139,000

General and Administration
Total for General and Administration	$1,942,000
Total Expected Expenses	$4,933,000
Total Expected Capital Expenditures	$220,000
Total Expected Cash Expenditures	$5,153,000

During the next twelve months, we will continue to focus our efforts on developing the Columbus Project, resulting in the following expectations:

  Our management anticipates that the minimum cash requirements for funding our proposed exploration programs and our continued operations through June 30, 2015 will be approximately $5,153,000. As of June 30, 2014, we had cash reserves in the amount of approximately $1,200,000. Our current financial resources are not expected to be sufficient to allow us to meet the anticipated cash expenditures for the twelve month period ending June 30, 2015. On March 24, 2014, we completed the sale of 12,525,000 Special Warrants for total proceeds of $2,505,000 on a private placement basis. On March 28, 2014, we completed the sale of an additional 1,675,000 Special Warrants for total additional proceeds of $335,000. As a result of completing the sale of the Special Warrants, we anticipate that our current financial resources will be sufficient only to pay for the anticipated costs of our exploration activities through September 30, 2014. We will require additional financing to complete our exploration plans. If we are unable to obtain additional financing, we will adjust our operating plan depending upon our existing financial resources.

  Our management is currently evaluating alternative cost cutting and cash preservation measures for the purpose of extending the length of time that our current cash position will allow us to continue operations before we complete our next financing. As part of these changes, as of August 16th, 2014, our Chief Executive Officer, Douglas D.G. Birnie’s compensation will be deferred until such time as the Company has sufficient funds.

  On March 25, 2014, we entered into a subscription agreement (the “NMC Subscription Agreement”) with our principal stockholder, Nanominerals Corp., whereby Nanominerals has agreed to purchase units (each an “NMC Unit”) for an aggregate purchase price of $300,000 (the “Aggregate Purchase Price”). The total number of NMC Units to be sold to Nanominerals on closing will be based on a per unit purchase price equal to the greater of $0.20 and the average closing price of our common stock over the ten trading days immediately prior to closing (the “Per Unit Purchase Price”). Each NMC Unit will consist of one share of our common stock and one warrant (each an “NMC Warrant”) to purchase one additional share of common stock at a price equal to 200% of the Per Unit Purchase Price, for a period expiring on March 29, 2019. Under the terms of the NMC Subscription Agreement, Nanominerals is required to complete the purchase on or before August 15, 2014.

  Our twelve month budget includes capital expenditures of $220,000; however, we do not have any commitments for capital expenditures.

Certain key factors will affect our future financial and operating results. These include, but are not limited to the following:

  We have not yet earned any operational revenues since our inception. We may not generate sufficient revenues from our proposed business plan in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion plans. Our current financial resources may not be sufficient to allow us to meet our anticipated cash expenditures during for the next 12 months and we may require additional financing. We do not currently have any financing arrangements in place, and there are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

  Obtaining additional financing is subject to a number of factors, including the market prices for base and precious metals, investor interest in our mineral projects, and the performance of equity markets in general. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund our business plan could be significantly limited and we may be required to suspend our business operations.

For these reasons, our financial statements filed herewith include a statement that these factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

RESULTS OF OPERATIONS

Revenue

We have not earned any operational revenues since our inception and we do not anticipate earning revenues until our mineral properties enter into commercial production, of which there are no assurances. Our pilot production plant at the Columbus Project is currently being operated for pre-feasibility testing purposes only. We are currently in the exploration stage of our business and we can provide no assurances that we will be able to establish the existence of probable or proved mineral reserves on our properties, or if such reserves are established, that we will be able to enter into commercial production.

Six Month period ended June 30, 2014 and 2013.

Operating Expenses

Operating Expenses decreased by 7.4% to $3,157,510 during the six month period ended June 30, 2014 from $3,409,361 during the six month period ended June 30, 2013. Operating expenses decreased primarily as a result of lower general and administrative expenses.

Mineral exploration and evaluation expenses increased by 4.3% to $1,443,197 during the six month period ended June 30, 2014 from $1,383,151 during the six month period ended June 30, 2013. The increase was due to additional metallurgical work performed by AuRIC in 2014 and to increased site travel during the recent quarter.

Mineral exploration and evaluation expenses – related party increased by 7.4% to $239,279 for the six month period ended June 30, 2014 from $222,762 during the six month period ended June 30, 2013. The increase is due to increased reimbursable metallurgy and travel expenses paid to Nanominerals in 2014.

General and administrative expenses decreased 23.4% to $957,777 during the six month period ended June 30, 2014 from $1,250,170 during the six month period ended June 30, 2013. General and administrative expenses decreased primarily as a result of a decrease in stock based compensation as 2013’s vesting expense was driven by a higher stock price, and a decrease in legal expenses as 2013 included additional legal expenses related to the filing of our registration statement on Form S-3 and addressing SEC comments during the filing review process. Lastly, in 2013, the warrant extensions resulted in additional expense while the 2014 warrant extensions were valued at zero.

General and administrative expenses – related party decreased to $0 during the six month period ended June 30, 2014 from $38,250 during the six month period ended June 30 2013. The decrease was due to termination of our consulting agreement with McNeil Consulting Group, LLC, and to the termination of our rent reimbursement arrangement with DOSA Consulting LLC, a limited liability company controlled by Douglas D.G. Birnie, our Chief Executive Officer.

Other Income and Expenses

Total other income and expenses increased by 9,442% to $1,272,813 during the six month period ended June 30, 2014 from $13,338 during the six month period ended June 30, 2013. The increase was a result of a gain on the change in fair value of the derivative liability related to the Special Warrant financing.

Income Tax (Expense) Benefit

Income taxes decreased by 100% to expense of $1,898 during the six month period ended June 30, 2014 from a benefit of $614,148 during the six month period ended June 30, 2013. The decrease was primarily a result of increasing the allowance on net deferred tax assets.

Net Loss

The aforementioned factors resulted in a net loss of $1,886,595, or $0.01 per common share, for the six month period ended June 30, 2014, as compared with a net loss of $2,781,875, or $0.02 per common share, for the six month period ended June 30, 2013.

Three Month period ended June 30, 2014 and 2013.

Operating Expenses

Operating Expenses decreased by 14.9% to $1,453,243 during the three month period ended June 30, 2014 from $1,707,793 during the three month period ended June 30, 2013. Operating expenses decreased primarily as a result of lower general and administrative expenses.

Mineral exploration and evaluation expenses decreased by 1.7% to $641,399 during the quarter ended June 30, 2014 from $652,333 during the quarter ended June 30, 2013.

Mineral exploration and evaluation expenses – related party increased by 9.2% to $120,843 for the quarter ended June 30, 2014 from $110,656 during the quarter ended June 30, 2013. The increase was due to increased reimbursable metallurgical and travel expenses paid to Nanominerals.

General and administrative expenses decreased 35.3% to $431,468 during the quarter ended June 30, 2014 from $667,304 during the quarter ended June 30, 2013. General and administrative expenses decreased primarily as a result of a decrease in stock based compensation as 2013’s vesting expense was driven by a higher stock price. Additionally, in 2013, warrant extensions resulted in additional expense while the values of warrant extensions in the second quarter of 2014 were calculated at zero.

General and administrative expenses – related party decreased to $0 during the quarter ended June 30, 2014 from $19,125 during the quarter ended June 30 2013. The decrease was due to termination of our consulting agreement with McNeil Consulting Group, LLC, and to the termination of our rent reimbursement arrangement with DOSA Consulting LLC, a limited liability company controlled by Douglas D.G. Birnie, our Chief Executive Officer.

Other Income and Expenses

Total other income and expenses increased by 14,104% to $940,757 during the quarter ended June 30, 2014 from $6,623 during the quarter ended June 30, 2013. The increase was a result of a gain on the change in fair value of the derivative liability related to the Special Warrant financing.

Income Tax (Expense) Benefit

Income taxes decreased by 105% to an expense of $1,129 during the quarter ended June 30, 2014 from a benefit of $20,990 during the quarter ended June 30, 2013. The decrease was primarily a result of increasing the allowance on net deferred tax assets.

Net Loss

The aforementioned factors resulted in a net loss of $513,615, or $0.00 per common share, for the quarter ended June 30, 2014, as compared with a net loss of $1,680,180, or $0.01 per common share, for the quarter ended June 30, 2013.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”) that are adopted by us, as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards did not or will not have a material impact on our consolidated financial statements upon adoption.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915) Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU does the following among other things: a) eliminates the requirement to present inception-to-date information on the statements of income, cash flows, and shareholders’ equity, b) eliminates the need to label the financial statements as those of a development stage entity, c) eliminates the need to disclose a description of the development stage activities in which the entity is engaged, and d) amends FASB ASC 275, Risks and Uncertainties, to clarify that information on risks and uncertainties for entities that have not commenced planned principal operations is required. The amendments in ASU No. 2014-10 are effective for public companies for annual and interim reporting periods beginning after December 15, 2014. Early adoption is permitted. We have elected early adoption of the new standard applied retrospectively. Adoption of the new guidance had no impact on the consolidated financial position, results of operations or cash flows.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not Applicable.

ITEM 4.	CONTROLS AND PROCEDURES.

As of June 30, 2014, an evaluation was performed under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of the design and operation of our disclosure controls and procedures. These controls and procedures are based on the definition of disclosure controls and procedures in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Securities Exchange Act of 1934.

Based on that evaluation as of June 30, 2014, our management, including the CEO and CFO, concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

Management, including our CEO and CFO, have concluded that our disclosure controls and procedures provide reasonable assurance that the controls and procedures will meet their desired control objectives. In designing and evaluating our control system, management recognized that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further, the design of a control system must reflect the fact that there are resource constraints, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, that may affect our operations have been detected. These inherent limitations include the realities that judgments in decision -making can be faulty and that breakdowns can occur because of simple error or mistake.

During the fiscal quarter ended June 30, 2014, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

None.

ITEM 1A.	RISK FACTORS.

The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, financial condition or results of operation.

We will require additional financing to complete our exploration programs for our mineral projects.

We expect to spend approximately $5,153,000 during the twelve months ending June 30, 2015 on the exploration of our Columbus and Red Mountain Projects and the general costs of operating and maintaining our business and mineral properties. We do not currently have sufficient financial resources to pay for our anticipated expenditures for that period. On March 24, 2014, we completed the sale of 12,525,000 Special Warrants for total proceeds of $2,505,000 on a private placement basis. On March 28, 2014 we completed the sale of an additional 1,675,000 Special Warrants for total additional proceeds of $335,000. As a result of completing the sale of the Special Warrants, we anticipate that our existing financial resources are sufficient only to pay for the anticipated costs of our exploration programs until September 31, 2014. We will require additional financing to complete our exploration plans. In addition, actual costs of completing our exploration plans could be greater than anticipated and we may need additional financing sooner than anticipated. If we are unable to obtain sufficient financing to complete our exploration plans, we will scale back our plans depending upon our existing financial resources.

Our ability to obtain future financing will be subject to a number of factors, including the variability of market prices for gold and silver, investor interest in our mineral projects, and the performance of equity markets in general. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If we are not able to obtain financing when needed or in an amount sufficient to enable us to complete our programs, we may be required to scale back our exploration programs.

If we complete additional financings through the sale of our common stock, our existing stockholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. The only other anticipated alternative for the financing of further exploration would be the offering by us of an interest in our mineral properties to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated. In addition, if our management decides to exercise the right to acquire a 100% interest in the Red Mountain Project, we will be required to issue significantly more shares of our common stock. Issuing shares of our common stock, for financing purposes or otherwise, will dilute the interests of our existing stockholders.

In order to maintain the rights to our mineral properties, we will be required to make annual filings with federal and state regulatory agencies and/or be required to complete assessment work or pay fees in respect of those properties.

In order to maintain the rights to our mineral projects, we will be required to make annual filings and pay fees with federal and state regulatory authorities. On June 16, 2011, the Governor of Nevada approved Senate Bill 493 (SB 493), which repealed a one-time tiered fee hike on mining claims in Nevada. SB 493 also eliminated a number of tax deductions that had previously been available for companies with mining operations in Nevada. We are currently an exploration stage company and do not have significant mineral extraction activities or any revenues from mining operations and do not expect the elimination of these tax deductions to have a significant impact on our current exploration activities or financial prospects. However, if we do, in the future engage in significant mineral extraction operations, of which there is no assurance, the elimination of these tax deductions could affect our future financial results.

In 2012 there was an increase in claim maintenance fees related to association placer claims. Previously, maintenance fees for placer mineral claims were $140 per year per placer claim, with claims being up to 160 acres each. Beginning in 2012, these fees were increased to $140 for every 20 acres of a placer claim, and beginning September 1, 2014, these fees are expected to increase again to $155 for every 20 acres. These increases effectively increase the fee for a 160 acre claim from $140 per year to $1,240.

In addition to claim maintenance fees, we may be required by federal and/or state legislation or regulations to complete minimum annual amounts of mineral exploration work on our mineral properties. A failure by us to meet the annual maintenance requirements under federal and state laws could cause our mineral rights to lapse.

Because we are a mineral exploration company, we face a high risk of business failure.

To date, our primary business activities have involved the acquisition of mineral claims and the exploration of these claims. We have not earned any revenues as of the date of this report. Potential investors should be aware of the difficulties normally encountered by exploration stage companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because we anticipate that our operating expenses will increase prior to earning revenues, we may never achieve profitability.

Prior to commencing mineral production, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to ever generate any operating revenues or achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages if and when conducting mineral exploration activities.

The search for valuable minerals involves numerous hazards. As a result, when conducting exploration activities we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found.

We have not yet established proved or probable reserves on the Columbus Project or on our other mineral properties. The search for valuable minerals as a business is extremely risky. Although we have been encouraged by the results of the exploration work conducted by us to date, further exploration work is required before proven or probable reserves can be established, and there are no assurances that we will be able to establish any proven or probable reserves. Exploration for minerals is a speculative venture, necessarily involving substantial risk. The expenditures to be made by us may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We intend to report the results of our exploration activities promptly after those results have been received and analysed. However, there is no assurance that the test results reported by us will be indicative of extraction rates throughout our mineral properties.

As a result of the public’s lack of familiarity with the assaying methods used by us to analyze samples taken from the sand and clay zones of the Columbus Project, we may occasionally encounter resistance to the reliability of our grade estimates for the Columbus Project. Although we use proven assaying methods, only report extracted and weighed gold and silver and have instituted rigorous testing to ensure the reliability of our exploration results, we may face resistance in the future, which could negatively impact our business, our ability to obtain future financing, and our stock price.

Contrary to popular belief, pyrometallurgical and hydrometallurgical tests on a rock sample do not determine the amount of gold or silver present in a sample. Instead, these tests report the amount of gold or silver that is extracted from the sample by the analytical method used. We have engaged in extensive research and testing to determine the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the sands and clays present at the Columbus Project. Our research has indicated that caustic fusion (head ore, concentrates) and thiosulphate or cyanide leaching (concentrates) are the best pyrometallurgical and hydrometallurgical methods for extracting gold and silver from the Columbus Project. The pyrometallurgical and hydrometallurgical methods that were chosen by us result in the actual physical extraction of gold and silver from the tested samples.

Caustic fusion is a standard pyrometallurgical method that uses fluxes melted at low temperature to dissolve the sample rock and liberate the contained minerals or metals for subsequent extraction and analysis. Caustic fusion was developed in South Africa over 100 years ago and was first used to liberate diamonds from their refractory kimberlites. It has since been used to quantify other minerals/metals in rocks by analyzing the fused product. Caustic fusion has proven to be a very effective method for extracting gold and silver from the refractory minerals (organics, silicates) in the sand and clay at Columbus, and has been confirmed by extracting comparable precious metal values from bulk leach tests (+/- 1 ton samples).

Fire assaying is the most common pyrometallurgical method used for extracting gold and silver from rock. Fire assaying relies on the use of standardized chemical fluxes to reduce the melting point of the minerals entombing the gold and silver so that they can be liberated and then collected in a lead “button” and examined. Although this process works well for extracting gold entombed in sulfides (e.g. pyrite) and silica, such as that found in Carlin-type gold deposits, the chemical fluxes used in fire assaying methods are ineffective at liberating the gold and silver from refractory minerals (organics and silicates (Fe-Mg-Al-Si-Ox)) as are found at the Columbus Project. As a result, in our tests, fire assaying has shown to be ineffective at extracting commercial values of gold and silver from the sand and clay from the Columbus Project. Similarly, aqua regia digestion has also proven to be ineffective at extracting gold and silver from the sands and clays at Columbus.

To ensure the reliability of our results, we have instituted rigorous QA/QC protocols, including blind random sampling, and the inclusion of blanks, standards and duplicates. To further ensure reliability, we measure only the actual amount of gold and silver physically extracted from our test samples when reporting assay results. We also have extracted gold and silver from large samples (+/- 200-3000 lbs.) by thiosulphate leaching, with the extraction results being comparable to caustic fusion assay results on the same samples, thereby confirming the reliability of the caustic fusion process. However, because caustic fusion is not commonly used and understood for gold and silver assaying, and because gold and silver in the sands and clays at Columbus cannot be confirmed by metal-in-hand extraction using fire assay or aqua regia digestion, we may encounter some resistance to our analytical methods and assay results, which could negatively impact our business, our ability to obtain additional financing, and our stock price.

Even if we establish proven or probable reserves on our mineral claims, we may not be able to successfully reach commercial production.

We anticipate using a low cost, high volume surface dredge operation to mine the Columbus Project. Our pre-feasibility program for the Columbus Project is designed to test and optimize our planned mining process for the Columbus Project. There is no assurance that this pre-feasibility program will result in a decision to enter into commercial production.

In addition, expanding our production facilities to accommodate commercial operations is expected to require substantially more financial resources than what we currently have available to us. There is a risk that we will not be able to obtain such financing if and when needed.

Although we have installed the leach circuit of the onsite pilot production module for the Columbus Project, there is no assurance that this project is commercially feasible.

We have begun testing and optimizing the onsite pilot production module at the Columbus Project. This pilot production module is part of our pre-feasibility study for the Columbus Project and is designed to evaluate the commercial viability of the Columbus Project. There is no assurance that the results of our pre-feasibility program will result in a decision to enter into commercial production.

Even if we can successfully reach commercial production, any change to mining laws or regulations or levy of additional taxes in the future may make our planned production process nonviable economically.

Several bills have been introduced by the US federal government that would levy resource taxes on mineral exploration companies. Any levy of additional taxes would have an adverse effect on our business. In addition, laws and regulations governing the exploration of mineral properties and the mining process are subject to change. Changes to mining laws and regulations that would have the effect of increasing the cost of mineral exploration and mining activities would adversely impact our business.

We are subject to compliance with government regulations. The costs of complying with these regulations may change without notice, and may increase the anticipated cost of our exploration programs.

There are several government regulations that materially restrict the exploration of minerals. We will be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

In addition, if our applications for permits from the relevant regulatory bodies are denied, we may not be able to proceed with our exploration programs.

If we decide to pursue commercial production, we may be subject to an environmental review process that may delay or prohibit commercial production.

Our planned method for mining the Columbus Project is not expected to generate any significant long term environmental impact. However, we have not yet had a comprehensive environmental review conducted on our planned mining operations for the Columbus Project.

Compliance with an environmental review process may be costly and may delay commercial production. Furthermore, there is the possibility that we would not be able to proceed with commercial production upon completion of the environmental review process if government authorities do not approve our mine or if the costs of compliance with government regulation adversely affected the commercial viability of the proposed mine.

The market for our common stock is limited and investors may have difficulty selling their stock.

Our shares are currently traded on the over the counter market, with quotations entered for our common stock on the OTCQB under the symbol “IRLD.” However, the volume of trading in our common stock is currently limited. As a result, holders of our common stock may have difficulty selling their shares.

Because our common stock is a penny stock, stockholders may be further limited in their ability to sell their shares.

Our shares constitute a penny stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are expected to remain classified as a penny stock for the foreseeable future. Classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-2 through 15g-9 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

No assurance that forward looking assessments will be realized.

Our ability to accomplish our objectives and whether or not we are financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management’s control. The assumptions and hypotheses used in preparing any forward-looking assessments contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

If we are, or were, a U.S. real property holding corporation, non-U.S. holders of our common stock or other security convertible into our common stock could be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of such security.

If we are or ever have been a U.S. real property holding corporation (a “USRPHC”) under the Foreign Investment Real Property Tax Act of 1980, as amended (“FIRPTA”) and applicable United States Treasury regulations (collectively, the “FIRPTA Rules”), unless an exception applies, certain non-U.S. investors in our common stock (or options or warrants for our common stock) would be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of shares of our common stock (or such options or warrants), and such non-U.S. investor would be required to file a United States federal income tax return. In addition, the purchaser of such common stock, option or warrant would be required to withhold from the purchase price an amount equal to 10% of the purchase price and remit such amount to the U.S. Internal Revenue Service.

We have not conducted a formal analysis of whether we are or have ever been a USRPHC. However, we believe that we may be a USRPHC. In general, under the FIRPTA Rules, a company is a USRPHC if its interests in U.S. real property comprise at least 50% of the fair market value of its assets. If we are or were a USRPHC, so long as our common stock is “regularly traded on an established securities market” (as defined under the FIRPTA Rules), a non-U.S. holder who, actually or constructively, holds or held no more than 5% of our common stock is not subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of our common stock under FIRPTA. In addition, other interests in equity of a USRPHC may qualify for this exception if, on the date such interest was acquired, such interests had a fair market value no greater than the fair market value on that date of 5% of our common stock. Any of our common stockholders (or owners of options or warrants for our common stock) that are non-U.S. persons should consult their tax advisors to determine the consequences of investing in our common stock (or options or warrants).

We have not held an annual meeting for the election of directors since our incorporation.

Pursuant to the provisions of the Nevada Revised Statutes (the “NRS”), directors are to be elected at the annual meeting of the stockholders. Pursuant to the NRS and our bylaws, our board of directors is granted the authority to fix the date, time and place for annual stockholder meetings. We expect to hold an annual stockholder meeting in 2014; however, no date, time or place has yet been fixed by our board for the holding of an annual stockholder meeting. Pursuant to the NRS and our bylaws, each of our directors holds office after the expiration of his term until a successor is elected and qualified, or until the director resigns or is removed. Under the provisions of the NRS, if an election of our directors has not been made by our stockholders within 18 months of the last such election, then an application may be made to the Nevada district court by stockholders holding a minimum of 15% of our outstanding stockholder voting power for an order for the election of directors in the manner provided in the NRS.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES INVOLVES A CERTAIN DEGREE OF RISK. ANY PERSON CONSIDERING TO INVEST IN OUR SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET-FORTH IN THIS REPORT AND IN THE OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SEC AND SHOULD CONSULT WITH HIS/HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN OUR SECURITIES. AN INVESTMENT IN OUR SECURITIES SHOULD ONLY BE ACQUIRED BY PERSONS WHO CAN AFFORD TO LOSE THEIR TOTAL INVESTMENT.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFETY DISCLOSURES.

The information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K is included in Exhibit 95-1 to this report on Form 10-Q.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

The following exhibits are either provided with this Quarterly Report or are incorporated herein by reference:

Exhibit
Number	Description of Exhibit
3.1	Articles of Incorporation.(1)
3.2	Certificate of Amendment to Articles - Name Change from Merritt Ventures Corp. to Ireland Inc.(2)
3.3	Certificate of Change – 4-for-1 Stock Split.(3)
3.4	Bylaws.(1)
4.1	Form of Warrant.(15)
10.1	2007 Stock Incentive Plan.(4)
10.2	Consulting Agreement between the Company and RJ Falkner & Company, Inc., dated for reference as of November 5, 2007.(5)
10.3	Consultant Non-Qualified Stock Option Agreement between the Company and R. Jerry Falkner, dated effective as of November 5, 2007.(5)
10.4	Mining Lease Agreement dated November 30, 2007 between DDB Syndicate and Columbus S.M., LLC.(7)
10.5	Management Employment Agreement for David Z. Strickler.(14)
10.6	Non-Qualified Stock Option Agreement for Douglas D.G. Birnie.(9)
10.7	Non-Qualified Stock Option Agreement for Robert D. McDougal.(9)
10.8	Non-Qualified Stock Option Agreement for Michael A. Steele.(9)
10.9	Non-Qualified Stock Option Agreement for Mark H. Brennan.(9)
10.10	Non-Qualified Stock Option Agreement for David Z. Strickler, Jr.(10)
10.11	Non-Qualified Stock Option Agreement dated April 8, 2011 for Mark H. Brennan.(11)
10.12	Amended and Restated Option Agreement dated July 20, 2011 between Sierra Mineral Management Inc. and Ireland Inc.(12)
10.13	Non-Qualified Stock Option Agreement for Douglas D.G. Birnie.(13)
10.14	Non-Qualified Stock Option Agreement for Robert D. McDougal.(13)
10.15	Non-Qualified Stock Option Agreement for David Z. Strickler, Jr.(13)
10.16	Form of Securities Purchase Agreement.(15)
10.17	Form of Registration Rights Agreement.(15)
10.18	Non-Qualified Stock Option Agreement effective February 15, 2013 for Douglas D.G. Birnie.(17)
10.19	Non-Qualified Stock Option Agreement effective February 15, 2013 for Robert D. McDougal.(17)
10.20	Non-Qualified Stock Option Agreement effective February 15, 2013 for David Z. Strickler, Jr.(17)
10.21	Non-Qualified Stock Option Agreement effective February 15, 2013 for Mark H. Brennan.(17)
10.22	Non-Qualified Stock Option Agreement effective April 16, 2013 for Steven A. Klein.(18)
10.23	Non-Qualified Stock Option Agreement effective January 17, 2014 for Douglas D.G. Birnie.(20)
10.24	Non-Qualified Stock Option Agreement effective January 17, 2014 for Robert D. McDougal.(20)
10.25	Non-Qualified Stock Option Agreement effective January 17, 2014 for David Z. Strickler, Jr.(20)

Exhibit
Number	Description of Exhibit
10.26	Non-Qualified Stock Option Agreement effective January 17, 2014 for Mark H. Brennan.(20)
10.27	Non-Qualified Stock Option Agreement effective January 17, 2014 for Steven A. Klein.(20)
10.28	Form of Special Warrant Subscription Agreement.(19)
10.29	Nanominerals Subscription Agreement.(19)
14.1	Code of Ethics.(6)
21.1	List of Subsidiaries.(10)
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Financials Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
95.1	Mine Safety Disclosures.
99.1	Columbus Project Claims Summary.(20)
99.2	Red Mountain Project Claims Summary.(16)
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF	XBRL Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Taxonomy Extension Label Linkbase.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

Notes:
(1)	Filed as an exhibit to our Registration Statement on Form SB-2 originally filed April 18, 2002, as amended.
(2)	Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2005 filed April 12, 2006.
(3)	Filed as an exhibit to our Current Report on Form 8-K filed April 30, 2007.
(4)	Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2006 filed April 5, 2007.
(5)	Filed as an exhibit to our Current Report on Form 8-K filed November 9, 2007.
(6)	Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2003 filed September 28, 2004.
(7)	Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007 filed March 31, 2008.
(8)	Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2009 filed April 15, 2010.
(9)	Filed as an exhibit to our Current Report on Form 8-K filed July 28, 2010.
(10)	Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010 filed March 30, 2011.
(11)	Filed as an exhibit to our Current Report on Form 8-K filed April 13, 2011.
(12)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed August 19, 2011.
(13)	Filed as an exhibit to our Current Report on Form 8-K filed August 26, 2011.
(14)	Filed as an exhibit to our original Annual Report on Form 10-K for the year ended December 31, 2011 filed March 30, 2012.
(15)	Filed as an exhibit to our Current Report on Form 8-K filed December 6, 2012.
(16)	Filed as an exhibit to our Amendment No. 1 on Form 10-K/A for the year ended December 31, 2011 filed January 11, 2013.
(17)	Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2012, filed April 15, 2013.
(18)	Filed as an exhibit to our Post-Effective Amendment No. 1 on Form S-1/A filed April 19, 2013.
(19)	Filed as an exhibit to our Current Report on Form 8-K filed March 28, 2014.
(20)	Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2013, filed March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRELAND INC.

Date: August 14, 2014	By:	/s/ Douglas D.G. Birnie
DOUGLAS D.G. BIRNIE
Chief Executive Officer, President and Secretary
(Principal Executive Officer)

Date: August 14, 2014	By:	/s/ Robert D. McDougal
ROBERT D. MCDOUGAL
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting
Officer)

CERTIFICATIONS

I, Douglas D.G. Birnie, certify that;

(1)	I have reviewed this Quarterly Report on Form 10-Q of Ireland Inc.;

(2)

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:	August 14, 2014

/s/ Douglas D.G.Birnie
By:	Douglas D.G. Birnie
Title:	President, Secretary and Chief Executive Officer

CERTIFICATIONS

I, Robert D. McDougal, certify that;

(1)	I have reviewed this Quarterly Report on Form 10-Q of Ireland Inc.;

(2)

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:	August 14, 2014

/s/ Robert D. McDougal
By:	Robert D. McDougal
Title:	Chief Financial Officer and Treasurer

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Douglas D.G. Birnie, the Chief Executive Officer of Ireland Inc. (the “Company”), hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(i)

the Quarterly Report on Form 10-Q of the Company, for the fiscal quarter ended June 30, 2014, and to which this certification is attached as Exhibit 32.1 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Douglas D.G. Birnie
Name:	DOUGLAS D.G. BIRNIE
Title:	Chief Executive Officer
Date:	August 14, 2014

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Robert D. McDougal, the Chief Financial Officer of Ireland Inc. (the “Company”), hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(i)

the Quarterly Report on Form 10-Q of the Company, for the fiscal quarter ended June 30, 2014, and to which this certification is attached as Exhibit 32.2 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Robert D. McDougal
Name:	ROBERT D. MCDOUGAL
Title:	Chief Financial Officer and Treasurer
Date:	August 14, 2014

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

MINE SAFETY DISCLOSURES

Our activities at the Permitted Mine Area of the Columbus Project are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) and the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Our wholly owned subsidiary, Columbus S.M., LLC (“Columbus SM”) is the “operator” for our activities at the Permitted Mine Area.

The following disclosure is provided pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K.

Citations, Notices, Orders, Fatalities and Assessments Under the Mine Act

Quarter Ended June 30, 2014
Received
								Received	Notice of
	Total # of				Total # of	Total $ Value		Notice of	Potential
	“Significant	Total # of	Total # of	Total # of	Imminent	of Proposed	Total	Patterns of	Patterns of
	and	Orders	Citations	Flagrant	Danger	MSHA	Number of	Violations	Violations
	Substantial”	Issued	and Orders	Violations	Orders	Assessments	Mining	Under	Under
Mine / MSHA ID	Violations	Under	Under	Under	Under	Under Mine	Related	s.104(e)	s.104(e)
Number	Under s.104	s.104(b)	s.104(d)	s.110(b)(2)	s.107(a)	Act	Fatalities	(Yes/No)	(Yes/No)
Columbus Project (Mine ID: 601674)	0	0	0	0	0	$300[1]	0	No	No

1.	A total of 3 citations were issued to us by MSHA during the fiscal quarter ended June 30, 2014, none of which indicated that were significant and substantial violations.

Pending Legal Actions Before the Federal Mine Safety and Health Review Commission (the “FMSHRC”)

Quarter Ended June 30, 2014
	Total # of Legal	Total # of Legal	Total # of Legal
	Actions Pending as of	Actions Instituted	Actions Resolved
Mine / MSHA ID Number	Last Day of Period	During Period	During Period
Columbus Project (Mine ID: 601674)	0	0	0